UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 14, 2008 (October 14, 2008)

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2008, Hersha Hospitality Limited Partnership, a Virginia limited partnership (“HHLP”), and Hersha Hospitality Trust, a Maryland real estate investment trust (“Hersha”), entered into a Revolving Credit Loan and Security Agreement (the “Credit Agreement”) with TD Bank, N.A. (the “Agent”) and various other lenders.  A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.  The following summary is qualified in its entirety by reference to the Credit Agreement.

The Credit Agreement provides for a revolving line of credit (the “Line of Credit”) in the principal amount of up to $175 million, including a sub-limit of $25 million for irrevocable stand-by letters of credit.  The existing bank group has committed $135 million, and the Credit Agreement is structured to allow for an increase of an additional $40 million.

The proceeds of the Line of Credit must be used for (i) repayment of all amounts outstanding under the current $100 million Revolving Credit Loan and Security Agreement, dated January 17, 2006, as amended, by and among HHLP, the Trust and Commerce Bank, N.A. (the “Existing Credit Agreement”) (ii) working capital and general corporate purposes, including payment of distributions or dividends and (iii) the future purchase of additional hotels.  The Line of Credit replaces the Existing Credit Agreement.

The Credit Agreement provides that (i) up to $87.75 million (increased from $65.0 million in the Existing Credit Agreement) (“Type A Loans”) shall be made available for a period of not greater than eighteen months, provided that the aggregate amount of all Type A Loans outstanding shall not exceed at any time the lesser of (a) 67% of the appraised value of certain hotel properties pledged to the Bank as collateral or (b) an amount that would cause HHLP to exceed a minimum debt service coverage ratio of 1.35 to 1.00 as set forth in the Credit Agreement, and (ii) the lesser of $47.25 million or an amount equal to 50.0% of the net unencumbered asset value of HHLP’s directly-owned hotel properties (increased from $35.0 million in the Existing Credit Agreement) (“Type B Loans”) shall be made available for a period of not greater than ninety days.  If a commitment increase occurs, the HHLP’s capacity to borrow Type A Loans will increase up to $125 million and HHLP’s capacity to borrow Type B Loans will increase up to $50 million.

The Line of Credit expires on December 31, 2011, and, provided no event of default occurs and remains uncured, HHLP and the Trust may request that the Agent and the lenders renew the line of credit for an additional period of one year.

At HHLP’s option, the interest rate on the line of credit is either (i) the Wall Street Journal variable prime rate per annum or (ii) LIBOR available for the periods of 1, 2, 3, or 6 months plus two and one half percent (2.5%) per annum.

HHLP and Hersha have provided the following collateral for the line of credit: (i) a perfected first-lien security interest in all existing and future unencumbered assets of HHLP, whether such assets are real, personal or mixed in nature and including, but not limited to, all existing and future accounts, inventory, equipment, instruments, documents chattel paper, investment property, deposit accounts, letters of credit and letter of credit rights and general intangibles, and all proceeds and products of the foregoing; (ii) title-insured, first-lien mortgages on (a) the Holiday Inn Express and Suites, Harrisburg, PA; (b) the Mainstay Suites and Sleep Inn, King of Prussia, PA; (c) the Fairfield Inn, Laurel, MD; (d) Hampton Inn, Philadelphia, PA; (e) Residence Inn, Langhorne, PA; (f) Residence Inn, Norwood, MA; (g) Holiday Inn Norwich, CT; (h) Holiday Inn Express, Hummelstown, PA; (i) Holiday Inn Express, New Columbia, PA; (j) Hampton Inn, Danville, PA; (k) Holiday Inn Express, Camp Springs, PA; and (l) Sheraton JFK Hotel, Jamaica, NY; and (iii) collateral assignment of all hotel management contracts from which HHLP or its affiliates derive revenues.  Hersha and certain of Hersha’s subsidiaries guarantee HHLP’s obligations under the Credit Agreement.

The Credit Agreement includes certain financial covenants and requires that Hersha maintain (i) a minimum tangible net worth of $300 million; (ii) a maximum of accounts and other receivables from affiliates of $125 million; and (iii) annual distributions not to exceed 95% of adjusted funds from operations; (iv) maximum variable rate indebtedness to total debt of 30%; and (v) certain financial ratios, including:

•	a debt service coverage ratio of not less than 1.35 to 1.00;
•	a total funded liabilities to gross asset value ratio of not more than 0.67 to 1.00; and
•	a EBITDA to debt service ratio of not less than 1.40 to 1.00;

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Revolving Credit Loan and Security Agreement, dated October 14, 2008, by and between Hersha Hospitality Limited Partnership, Hersha Hospitality Trust and TD Bank, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: October 14, 2008	By:	/s/Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer